Exhibit 99.2

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

4245 North Central
Dallas, TX

CORPORATE HEADQUARTERS
15601 Dallas Parkway

Suite 600
Addison, Texas 75001
866.655.3600

behringerharvard.com

INVESTOR INFORMATION
For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

We are pleased to send the Fund’s newly redesigned Quarterly Report. This report is a consolidation of both the Property Updates you have received periodically and our traditional financial Quarterly Report. We hope that you find this new report beneficial.

Market Update

•                  U.S. office market rental rates continued their climb in the first quarter as reported by CoStar. Average rental rates at the end of the first quarter of 2008 were $24.51 per square foot, a 2.9 percent increase over the fourth quarter of 2007. CoStar also reported that Dallas/Fort Worth office market rents rose to $20.66, an increase of 1.5 percent from the end of the fourth quarter of 2007, when rents were reported at $20.35 per square foot.

•                  The Dallas/Fort Worth economy continues to outperform nearly every other metro in Property & Portfolio Research’s (PPR) top 54 markets. Ranked second in the nation for absolute job growth, PPR reports that as of March 2008, the Dallas/Fort Worth metroplex added nearly 58,000 new jobs. They also anticipate that job growth is expected to hold up well during the economic downturn, as the Dallas/Fort Worth market will be among the strongest performers in the nation. Ten of our 11 investments are located in the Dallas area.

Financial Statements

•                  Total revenues for the first quarter were approximately $8.7 million, as compared to $10.5 million reported during the first quarter one year ago. Total revenue decreased primarily due to slower condominium sales at The Hotel Palomar’s Residences, which have experienced little activity, as compared to sales of $3.4 million during the first quarter of 2007.

•                  Rental revenues increased in the first quarter of 2008 to $4.7 million, as compared to $3.2 million in first quarter of 2007. The increase in rental revenue was primarily a result of an early termination fee of $1 million from a single tenant’s lease, as well as increased occupancy.

•                  Hotel revenue remained relatively stable quarter over quarter, reporting $3.9 million during the first quarter of 2008. The hotel produced significant average daily rate (ADR) and RevPar growth over the first quarter of 2007.

•                  The Fund generated $2 million of net operating income (NOI) in the first quarter as compared to $0.5 million the same quarter one year ago. The NOI change quarter over quarter was primarily due to reduced advertising costs associated with Hotel Palomar and Residences.

Some numbers have been rounded for presentation purposes.

Dallas Tourism

With a broad variety of lodging options and over 65,000 hotel rooms to choose from, including two of the top ten ranked hotels in the U.S., the Dallas metro area is the top visitor and leisure destination in Texas, as stated by the Dallas Convention & Visitors Bureau (Dallas CVB). Dallas is also the third-most popular destination for domestic business travelers.

Dallas is home to diverse vacation attractions, including: museums and performance venues located in the Dallas Arts District; Fair Park, a National Historic Landmark, which houses the State Fair of Texas every fall for 24 days; the Dallas Farmers Market, one of the largest working farmer’s markets in the country, with over one million visitors each year; as well as over 6,000 restaurants in the area, according to the Texas Restaurant Association.

And, with the options available to travelers in this area, Hotwire, a discount travel Web site, recently ranked Dallas/Fort Worth second on their Travel Value Index of top ten U.S. cities for value vacations.

Smith Travel Research indicates that Hotel Palomar is competing very favorably compared to its competitive set in Dallas. The hotel’s index rating has well exceeded 100 percent, which translates into Hotel Palomar capturing more than its market share of business. An index of 100 percent indicates that the property has captured its fair share, while a score below 100 percent indicates the property is capturing less than its fair share. Smith Travel Research is described as the lodging industry’s leading provider of information and data research and has compiled one of the most comprehensive databases of hotel performance information.

Hotel Palomar Dallas, TX

Hotel Palomar has exceeded our expectations. Since its renovation was completed in October 2006, the hotel continues to perform very well within its operational metrics including average daily rate, net operating income, and occupancy.

Central 214, Hotel Palomar’s signature restaurant, continues to be recognized among the best in Dallas. It has received rave reviews by D Magazine, The Dallas Observer, and has received a four star rating by The Dallas Morning News.

In February, The George W. Bush Presidential Library Foundation announced that Southern Methodist University was chosen as the site of the George W. Bush Presidential Center, consisting of a library, museum, and institute. The development is estimated at $200 million. Once completed, the library will be located within easy walking distance of the hotel, which should provide additional transient/tourist traffic to the hotel.

Hotel Palomar’s development also includes 12 residential loft units. Ten of the 12 loft units have been sold, and there has been considerable interest in the two lofts that remain available.

We began marketing both The Residences condominium tower, and the adjacent 1.5 acres of land for sale as a package. The adjacent developable land is currently zoned for 220 multifamily units, and we have applied to the city to add potential office use to our planned development. We believe that the combination of the adjacent land zoned for both office and residential and The Residences would offer a potential buyer development opportunities.

City of Dallas plans call for an expansion of the Katy Trail along the entire eastern border of the Hotel Palomar property. The Katy Trail is a 3.5-mile pedestrian and bicycle path that, once expanded, would provide connections to the Mockingbird Dallas Area Rapid Transit station, which lies across the street from Hotel Palomar and Residences. This pedestrian development could enhance The Residence’s location with additional local amenities and accessibility.

4245 North Central Dallas, TX

This asset is currently 86 percent leased and has required significant capital improvements during our holding period that has increased our basis in this investment, which can create a challenge to recapture on its ultimate sale. 4245 North Central’s occupancy and rents exceed that of our competitor comparables in this submarket, making this asset more attractive to potential purchasers. Property & Portfolio Research reports that occupancy in Dallas’ Central Expressway submarket averages 80 percent. It also reports that this submarket has had minimal office development during the last real estate cycle and experienced enhanced infrastructure, including significant improvements to Central Expressway (Highway 75) and additional Dallas Area Rapid Transit light rail stations.

250/290 John Carpenter Irving, TX

We are actively pursuing major tenants in the Las Colinas market and currently have nearly 700,000 square feet of active proposals and prospective tenants. In February 2007, a lease was executed with Avelo Mortgage, a subsidiary of Goldman Sachs, for 98,000 square feet. They have options to expand and extend their current 11-year lease. Our effort to lease remaining available space at this asset will continue and, if successful, we will market the asset for sale. Property & Portfolio Research reports that the Las Colinas/Irving submarket is one of the Metroplex’s most desirable locations, as evidenced by Research In Motion’s recent announcement to locate its headquarters here. Multifamily development has been active with the addition of several new apartment residences, which may make this submarket even more appealing for relocating or expanding companies.

1221 Coit Dallas, TX

1221 Coit is an attractive asset for call and data center users, offering a number of well-designed amenities. This well-located 125,000-square-foot property offers dual feed electric, back-up generators, supplemental HVAC, a large employee break room, a raised floor area, a parking ratio of eight spaces for every 1,000 square feet, and in-place furniture system for approximately 1,000 employees. In addition, we have recently added exterior capital improvements. These improvements include landscaping and signage upgrades on Coit road, landscaping added to the parking area, upgraded driveway, and repainting of the exterior entry area.

As anticipated, TelVista paid an early termination fee, ending their lease effective March 31, 2008, and leaving the building vacant. Leasing activity over the past 90 days has increased significantly, and we currently have three prospects to whom we have submitted lease proposals. These prospects are seeking 40,000 to 75,000 square feet. We are also in negotiations with one buyer; but if this asset was partially leased, this buyer would find a purchase more attractive. We will continue to work with this potential buyer and other opportunities to sell as we lease this asset.

Bretton Woods Dallas, Texas

The Bretton Woods development is gaining more visibility in the local Dallas real estate community with its increased level of construction activity. The development was recently featured in several local real estate publications, including Luxury Homes.

We continue to make progress on our plan to build five speculative homes with Stephenson Custom Homes, which will offer full streetscapes and landscapes. Two of the five homes are 50 percent complete, which includes completed roofs, windows, exterior brick, and sheet rock work. Three of the five homes are in the foundation and framing phase. All five of these homes are now listed on the multiple listing system. Additionally, we are in the process of selling a lot to Stephenson Custom Homes. Once this transaction is complete, they plan to immediately start construction on their model home.

We have hosted several realtor luncheons to introduce the development, and have received both good attendance and comments at these events. We are cautiously optimistic with this development and its well-positioned location, though we remain cognizant of the overall housing market and its related difficult conditions.

Cassidy Ridge Residences Telluride, CO

The unique Telluride market continues to hold its own compared to other ski resort areas of the U.S., and we remain cautiously optimistic with this development in spite of the difficulties facing the broader residential real estate market. Cassidy Ridge Residences is an exceptional site in a market with extraordinary high barriers to entry.

Construction of the building foundations is progressing steadily despite some late spring snows at the site’s 9,600 foot altitude. We have completed the utility site work, and the major retaining walls are complete. We are negotiating with lenders to obtain the additional construction financing that will be required to complete this project.

Landmark I & II Dallas, TX

Landmark I & II is currently 100 percent occupied, with 70 percent of the tenants currently extending their occupancy with holdover leases. During the first quarter, a direct lease was signed with Tellabs (previously a sublease tenant), who will continue to occupy 36 percent of this asset. This new lease commences with a rental rate of $21 per square foot with annual increases for seven years, with additional renewal and expansion options. Two holdover tenants are planning to vacate in July and August, so we are actively seeking additional tenants. As anticipated, BMC, which occupies 35,000 square feet, will leave on July 25, and Capital One will terminate its lease in August.

Recent leasing activity at this asset has been brisk, with a number of 25,000 to 135,000 square foot tenants considering space in this building. Once long-term tenants have been secured, we will market this asset for sale.

Plaza Bank Center Dallas, TX

Plaza Bank Center has maintained positive cash flow since acquisition. The asset is currently 72 percent leased, as we continue to work through leasing challenges. The asset’s vacancy includes 16,000 square feet of second level retail space and 24,000 square feet of first floor retail space. Our anchor tenant, Compass Bank, renewed its lease in November 2007 for an additional ten years—a triple net lease at $20 per square foot. This tenant occupies 16,000 square feet of retail space and also operates a drive-thru teller service.

One of our current tenants has indicated that they desire to further expand their lease. This would be the third expansion for this tenant, located on the second level.

We have had one property-related issue with this asset that has tied up less than 3,000 square feet of space, or approximately 3 percent of the asset. A prior dry cleaner tenant created soil environmental issues that we anticipate to have resolved in early 2009. Once resolved we will resume marketing this space and potentially the property as a whole for sale.

Consolidated Statements of Operations

(in thousands, except per unit amounts)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007

Revenues
Rental revenue	$4,729	$3,211
Hotel revenue	3,921	3,958
Condominium sales	—	3,370
Total revenues	8,650	10,539

Expenses
Property operating expenses	5,301	4,167
Inventory valuation adjustment	1,127	—
Interest expense, net	2,293	2,089
Real estate taxes, net	989	932
Property and asset management fees	476	348
General & administrative	281	128
Advertising costs	130	1,413
Depreciation and amortization	3,707	2,145
Cost of condominium sales	20	3,349
Total expenses	14,324	14,571

Interest income	34	190
Loss before income taxes and minority interest	(5,640)	(3,842)

Provision for income taxes	(63)	—
Minority interest	901	806
Net loss	$(4,802)	$(3,036)

Allocation of net loss
Net loss allocated to general partners	$—	$—

Net loss allocated to limited partners	$(4,802)	$(3,036)

Basic and diluted weighted average limited partnership units outstanding	10,804	10,804

Basic and diluted net loss per limited partnership unit	$(0.44)	$(0.28)

5050 Quorum Dallas, Texas

We have made significant improvements in this asset’s occupancy since acquisition. 5050 Quorum is now 84 percent leased, compared to 55 leased at the time of purchase. We are working on 10,000 square feet of active leasing proposals that are in advanced stages of negotiations. We believe that this asset is primed for sale when the credit markets return to stability. As we announced last fall, we had a buyer in place, but ultimately, this buyer was unable to obtain acceptable financing. This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to as the “Fund,” the “Partnership,” “we,” “us,” or “our”) and our subsidiaries, our anticipated improvements to, and disposition of, properties, amounts of anticipated cash distributions to our investors in the future, anticipated sales of condominium units, and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Such factors include those described in the Risk Factors section of the latest Annual Report on Form 10-K filed by the Fund with the Securities Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of March 31, 2008, and December 31, 2007, and our unaudited consolidated results of operations and cash flows for the periods ended March 31, 2008 and 2007. A copy of the Partnership’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, by visiting behringerharvard.com, or by written request to the Partnership at its corporate headquarters.

Consolidated Balance Sheets

(in thousands, except unit amounts)	Mar. 31, 2008	Dec. 31, 2007

Assets
Real estate
Land	$37,333	$38,676
Buildings, net	101,094	102,324
Real estate under development	1,838	78
Total real estate	140,265	141,078

Condominium inventory	57,440	57,903
Cash and cash equivalents	7,455	4,907
Restricted cash	2,892	3,476
Accounts receivable, net	3,252	2,878
Receivable from related party	—	967
Prepaid expenses and other assets	1,135	1,065
Furniture, fixtures, and equipment, net	4,525	4,823
Deferred financing fees, net	1,114	1,162
Lease intangibles, net	5,032	7,022
Total assets	$223,110	$225,281

Liabilities and partners’ capital
Liabilities
Notes payable	$151,000	$145,637
Note payable to related party	2,000	—
Accounts payable	1,116	1,295
Payables to related parties	200	105
Acquired below-market leases, net	106	119
Distributions payable	260	260
Accrued liabilities	5,964	8,251
Capital lease obligations	221	234
Total liabilities	160,867	155,901

Commitments and contingencies

Minority interest	1,559	2,409

Partners’ capital
Limited partners – 11,000,000 units authorized, 10,803,839 units issued and outstanding at March 31, 2008 and December 31, 2007	61,985	67,550
General partners	—	—
Accumulated other comprehensive loss	(1,301)	(579)
Total partners’ capital	60,684	66,971
Total liabilities and partners’ capital	$223,110	$225,281

Consolidated Statements of Cash Flows

(in thousands)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007

Cash flows from operating activities
Net loss	$(4,802)	$(3,036)
Adjustments to reconcile net loss to net cash used in operating activities:
Minority interest	(843)	(806)
Depreciation and amortization	4,058	2,607
Inventory valuation adjustment	1,127	—
Change in condominium inventory	(598)	3,031
Change in accounts receivable	(374)	(407)
Change in prepaid expenses and other assets	(69)	(593)
Change in accounts payable	(219)	(923)
Change in accrued liabilities	(2,325)	(919)
Change in payables or receivables to related parties	1,062	20
Addition of lease intangibles	(366)	(992)
Cash used in operating activities	(3,349)	(2,018)

Cash flows from investing activities
Capital expenditures for real estate	(1,134)	(6,748)
Change in restricted cash	584	(11)
Cash used in investing activities	(550)	(6,759)

Cash flows from financing activities
Proceeds from notes payable	10,634	6,696
Proceeds from note payable to related party	2,000	—
Payments on notes payable	(5,251)	(3,334)
Payments on capital lease obligations	(13)	(12)
Financing costs	(153)	—
Distributions	(763)	(755)
Distributions to minority interest holders	(7)	(11)
Cash flows provided by financing activities	6,447	2,584

Net change in cash and cash equivalents	2,548	(6,193)
Cash and cash equivalents at beginning of period	4,907	20,837
Cash and cash equivalents at end of period	$7,455	$14,644

Supplemental disclosure
Interest paid, net of amounts capitalized	$2,250	$1,610

Non-cash investing activities
Capital expenditures for real estate in accounts payable	$39	$516
Amortization of deferred financing fees in properties under development	$2	$—
Capital expenditures for real estate in accrued liabilities	$49	$2,470

Net Operating Income (NOI)

(in thousands)	3 mos. ended Mar. 31, 2008	3 mos. ended Mar. 31, 2007

Total revenues	$8,650	$10,539

Operating expenses
Property operating expenses	5,301	4,167
Real estate taxes, net	989	932
Property and asset management fees	476	348
Advertising costs	130	1,413
Cost of condominium sales	20	3,349
Less: Asset management fees	(241)	(206)
Total operating expenses	6,675	10,003

Net operating income	$1,975	$536

Reconciliation to net loss
Net operating income	$1,975	$536

Less: Depreciation and amortization	(3,707)	(2,145)
General & administrative expenses	(281)	(128)
Interest expense, net	(2,293)	(2,089)
Asset management fees	(241)	(206)
Inventory valuation adjustment	(1,127)	—
Provision for income taxes	(63)	—
Add: Interest income	34	190
Minority interest	901	806

Net loss	$(4,802)	$(3,036)

Net operating income (NOI), a non-GAAP financial measure, is defined as net income loss, computed in accordance with GAAP, generated from properties before interest expense, asset management fees, interest income, general and administrative expenses, depreciation, amortization, minority interest, income taxes, and the sale of assets. Management believes that NOI provides the investor with an accurate measure of the Partnership’s operating performance because NOI reflects the operating performance of its properties and excludes certain items that are not associated with management of the properties. To facilitate understanding of this financial measure, a reconciliation of NOI to GAAP net income has been provided.

FIRST-CLASS
MAIL
15601 Dallas Parkway, Suite 600	US POSTAGE
Addison, TX 75001	PAID
ADDISON, TX
Date Published 07/08 • IN • 207029	PERMIT NO. 36
© 2008 Behringer Harvard

2008

Q1

FIRST QUARTER REPORT SUMMARY

behringerharvard.com